SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 07/31/2004
FILE NUMBER 811-5686
SERIES NO.: 7

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A Shares                 $13,475
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B Shares                 $ 3,098
              Class C Shares                 $   866
              Investor Class Shares          $ 5,397

73A.     1.   Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
              Class A Shares                 $000.3600
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class B Shares                 $000.3000
              Class C Shares                 $000.3000
              Investor Class Shares          $000.3040

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                 $35,275
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                 $ 8,722
              Class C Shares                 $ 2,672
              Investor Class Shares          $20,905

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                $   8.01
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                 $  8.02
              Class C Shares                 $  8.00
              Investor Class Shares          $  8.02